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Exhibit 99.1

FOR IMMEDIATE RELEASE

Press Release

ARRAY BIOPHARMA AND ASTRAZENECA ANNOUNCE
ONCOLOGY COLLABORATION

– Phase I Clinical Trial on Array's Lead MEK Inhibitor Targeted for 2004

        BOULDER, Colo. and LONDON, (December 18, 2003)—Array BioPharma (Nasdaq: ARRY) and AstraZeneca (NYSE: AZN) today announced a licensing and collaboration agreement to develop Array's MEK program in the field of oncology. The program includes the clinical development candidate (ARRY-142886) and related intellectual property.

        Under the agreement, Array will receive an upfront payment of $10 million, research funding, potential development milestones of over $85 million (dependent upon the number of successfully commercialized products) and royalties on product sales. Array plans to file an investigational new drug application (IND) and initiate a Phase I clinical trial during 2004.

        AstraZeneca acquires exclusive worldwide rights to ARRY-142886 and certain second-generation compounds for all oncology indications.

        "This product development agreement highlights the strength of Array's capabilities to create valuable orally-active drugs against therapeutically novel targets," said Robert E. Conway, Chief Executive Officer, Array BioPharma. "We believe that AstraZeneca, a leader in oncology, is an ideal partner to bring our most advanced proprietary product to cancer patients."

        "Array has shown tremendous resourcefulness and expertise in creating this exciting drug candidate, supported by scientifically compelling preclinical data," said Les Hughes, Head of Oncology Research at AstraZeneca. "This program, which holds promise for the treatment of multiple cancer indications, is an important addition to our strong oncology pipeline and is complementary to our other research interests."

About ARRY-142886

        ARRY-142886, a selective orally-active MEK inhibitor, interferes with a critical cellular hyperproliferation pathway. ARRY-142886 has shown tumor suppressive activity in multiple rodent models of human cancer including melanoma, pancreatic, colon, lung, and breast cancers.

Details of the Transaction

        AstraZeneca has acquired exclusive worldwide rights to ARRY-142886 and certain second-generation compounds for all oncology indications. Array retains the rights to all therapeutic indications for compounds not selected by AstraZeneca as part of the collaboration. The parties have created a joint steering committee to oversee the drug development process.

        Array is responsible for filing the IND, Phase I clinical testing and certain aspects of process research for the development of ARRY-142886. In addition, Array is responsible for creating a select number of second-generation compounds, including cGMP manufacturing of Phase I clinical materials. AstraZeneca will be responsible for all other aspects of clinical development and commercialization.

        In addition to the MEK program, the two parties have agreed to a further collaboration aimed at targets selected by AstraZeneca. Financial terms were not disclosed.

        Array will hold a conference call on Friday, December 19, 2003, at 9:00 a.m. eastern time to discuss this announcement. Robert E. Conway, Chief Executive Officer, and Kevin Koch, Ph.D., Chief Scientific Officer, will lead the call.

CONFERENCE CALL INFORMATION

Date:	Friday, December 19, 2003
Time:	9:00 a.m. eastern time
Toll-Free:	(877) 502-9273
Toll:	(913) 981-5582
Pass Code:	227378
Web Cast:	www.arraybiopharma.com

        There will be a replay of the conference call for one week, which can be accessed in the United States by dialing toll-free (888) 203-1112, and outside the United States (719) 457-0820. The access code is 227378. Replay of the call will also be available as a web cast on Array's web site at www.arraybiopharma.com.

About Array BioPharma

        Array BioPharma is creating the next generation of orally active drugs by integrating the latest advances in chemistry, biology and informatics. Our drug development pipeline is focused primarily in cancer and inflammatory disease and includes many promising small molecule drugs that affect disease pathways with well-validated targets. Array also collaborates with leading pharmaceutical and biotechnology companies to invent and optimize drug candidates across a broad range of therapeutic areas. For more information on Array, please go to www.arraybiopharma.com.

        Founded in 1998, Array BioPharma is headquartered in Boulder, Colorado and employs over 250, including 184 scientists. Additional companies utilizing Array's drug discovery expertise include ICOS, InterMune, Eli Lilly, GenPath, Merck, Roche and Takeda.

About AstraZeneca

        AstraZeneca is a major international healthcare business engaged in the research, development, manufacture and marketing of prescription pharmaceuticals and the supply of healthcare services. It is one of the top five pharmaceutical companies in the world with healthcare sales of over $17.8 billion in 2002 and leading positions in sales of gastrointestinal, oncology, cardiovascular, neuroscience and respiratory products. AstraZeneca is listed in the Dow Jones Sustainability Index (Global and European) as well as the FTSE4Good Index. AstraZeneca continues its tradition of research excellence and innovation in oncology that led to the development of its current anti-cancer therapies including 'Arimidex', 'Casodex', 'Faslodex', 'Nolvadex', 'Zoladex' and 'Iressa'. AstraZeneca is also harnessing rational drug design technologies to develop new compounds that offer advantages over current cytotoxic and hormonal treatment options. The company has over 20 different anti-cancer projects in research and development including a range of novel targeted products such as anti-proliferatives, anti-angiogenics, vascular targeting and anti-invasive agents. For more information about AstraZeneca, please visit www.astrazeneca.com

Array Forward-Looking Statement:

        This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve significant risks and uncertainties, including those discussed in our annual report filed on Form 10-K for the fiscal year ended June 30, 2003, and in other reports filed by Array with the Securities and Exchange Commission. Because these statements reflect our current expectations concerning future events, our actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors. These factors include, but are not limited to, our ability to achieve and maintain profitability, the extent to which the pharmaceutical and biotechnology industries are willing to collaborate with and fund third parties on their drug discovery activities, the ability of our collaborators and of Array to meet drug discovery objectives tied to milestones and royalties, our ability to continue to fund and successfully progress internal research efforts and to create effective, commercially viable drugs, and our ability to attract and retain experienced scientists and management. We are providing this information as of December 18, 2003. We undertake no duty to update any forward-looking statements to reflect the occurrence of events or circumstances after the date of such statements or of anticipated or unanticipated events that alter any assumptions underlying such statements.

Contacts:	Array BioPharma Inc. Tricia Haugeto (303) 386-1193 thaugeto@arraybiopharma.com
AstraZeneca PLC Investors Jonathan Hunt +44 207 304 5087
Media Steve Brown +44 207 304 5033 Edel McCaffrey +44 207 304 5034

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